Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

January 27, 2017

ITUS Corporation
12100 Wilshire Boulevard, Suite 1275

Los Angeles, CA 90025

Re:

Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to ITUS Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the issuance of 947,606 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, to Meetrix Communications, Inc. (“Meetrix”) pursuant to a certain Patent Acquisition Agreement, dated November 11, 2013, by and between the Company and Meetrix (the “Patent Acquisition Agreement”).

In connection with the opinion expressed herein, we have examined the Patent Acquisition Agreement and such additional documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued in accordance with the terms of the Patent Acquisition Agreement and as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,
/s/ Ellenoff Grossman & Schole LLP